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Exhibit 10.6



                                    ADDENDUM


         This Addendum amends that certain Employment Agreement dated September 1, 1996 by and between CHARLES C. PIOLA, JR. and NCO FINANCIAL SYSTEMS, INC., a Pennsylvania corporation (the "Agreement"), and this Addendum shall be effective as of May 1, 1998 (the "Effective Date").

         For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Paragraph 3 of the Agreement is amended by deleting the text of the second paragraph thereof in its entirety and replacing it with the following:

         "The Employee shall become a part-time employee as of the Effective Date, being required to devote three (3) business days per week to the performance of his duties under the Agreement." The Term of the Agreement shall remain as set forth in the Agreement.

2. Paragraph A of Exhibit "A" of the Agreement is amended by providing for a Base Salary of $135,000 per annum, commencing on the Effective Date. The Base Salary shall be payable in installments, in arrears, in accordance with the Company's regular payroll practices, but not less often than monthly.

3. In the event any term or condition of this Addendum is inconsistent with any term or condition of the Agreement, the terms of this Addendum will control. Except as stated above, all the terms and conditions of the Agreement, including all restrictions and covenants, shall remain in full force and effect and are incorporated herein by reference as though set forth at length.

         IN WITNESS WHEREOF, the parties have executed this Addendum to become effective on the Effective Date.

NCO FINANCIAL SYSTEMS, INC.


By:_________________________________              ______________________________
                                                  Charles C. Piola, Jr.